Exhibit 10.10

Summary Translation of Distribution Agreement with Lishui JiuAnJu Commercial Trade Co., LTD

Note: Zhejiang Tantech Bamboo Technology Co., Ltd contracts from time to time with Lishui JiuAnJu Commercial Trade Co., LTD. The summary below is from one of a series of agreements that the companies use that constitute separate agreements, yet all such agreements are identical in all material respects.

Party A: Zhejiang Tantech Bamboo Technology Co., Ltd

Party B: Lishui JiuAnJu Commercial Trade Co., LTD

Contract Term: 2011-01-01 till 2011-12-31

Sales scope: Zhejiang Tantech Bamboo Technology Co., Ltd (“Company”) authorizes Lishui JiuAnJu Commercial Trade Co., LTD (“Party B”) as sales agent of “Charcoal Doctor” products; the distribution channel is circulation; Party B shall follow the pricing offered by the Company; products shall be shipped upon receipt of funds/cash; before the 8th day of each month, the Company shall mail the accounts receivable statement for the previous month to Party B. Party B shall confirm and stamp the statement within three days upon receipt and mail it back to the Company for filing; Party B promises its sales price won’t be lower than its purchase price from the Company. If there are no business transactions after 15 days of the effective date of the Agreement, the Agreement is terminated automatically.

30 days’ notice in written form is required for terminating the contract.